                                                                   EXHIBIT 12(a)


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                Year Ended December 31,
                                --------------------------------------------------------
                                   1989         1990         1991       1992      1993
                                -----------  -----------  ----------  --------  --------

                                         (Thousands of Dollars Except Ratios)

Net Income for the Period          $285,605     $294,219    $321,512  $302,748  $297,160
                                   --------     --------    --------  --------  --------
Taxes Based on Income               181,793      191,532     218,954   197,009   182,716
                                   --------     --------    --------  --------  --------
Fixed Charges:
Interest on Debt                    172,288      183,215     163,061   125,798   124,430
Amortization of Premium
 and Discount, Less
 Expense, on Debt; and
 Bond Defeasance Cost                 4,283        4,369       4,148     9,521     5,170
Rentals (See Note)                    1,040        1,114       1,171       908     1,314
                                   --------     --------    --------  --------  --------
   Total Fixed Charges              177,611      188,698     168,380   136,227   130,914
                                   --------     --------    --------  --------  --------

Earnings Available for Fixed
  Charges                          $645,009     $674,449    $708,846  $635,984  $610,790
                                   ========     ========    ========  ========  ========

Ratio of Earnings to Fixed
  Charges                              3.63         3.57        4.21      4.66      4.66
                                   ========     ========    ========  ========  ========


 Note:  Represents the interest factor applicable to rentals.